Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Marrone Bio Innovations, Inc. (the “Company”) on Form S-3 (File No.’s 333-224193 and 333-215024) and Form S-8 (File No.’s 333-191048, 333-219981, 333-222846, 333-225401 and 333-229859) of our report which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 28, 2019, with respect to our audit of the consolidated financial statements of Marrone Bio Innovations, Inc. as of December 31, 2018 and for the year ended December 31, 2018, and our report dated March 28, 2019, with respect to our audit of the effectiveness of internal control over financial reporting of Marrone of Bio Innovations, Inc. as of December 31, 2018, which reports are included in this Annual Report on Form 10-K of Marrone Bio Innovations, Inc. for the year ended December 31, 2018.

Our report on the consolidated financial statements refers to a change in the method of accounting for revenues in 2018 due to the adoption of Accounting Standard Codification 606, Revenue from Contracts with Customers.

/s/ Marcum llp

Marcum llp
San Francisco, CA
March 28, 2019